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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

AHMED D. HUSSEIN MURRAY F. BRENNAN, M.D. PATRICK B. CLINE THOMAS R. DIBENEDETTO IAN A. GORDON JOHN MCDUFFIE JOHN MUELLER (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

AHMED D. HUSSEIN

WARNS ABOUT MANAGEMENT DEFECTIONS AT QUALITY SYSTEMS

Calls on Shareholders to Vote the GOLD Proxy Card

New York, NY – August 14, 2012 –Below is a letter from Ahmed D. Hussein to his fellow shareholders of Quality Systems, Inc. (NASDAQ: QSII) (the "Company"):

Dear Fellow Shareholders,

I recently learned that Jerry Shultz, Senior Vice President of Sales at NextGen Healthcare Information Systems ("NextGen"), resigned on Thursday, August 9.  Mr. Shultz is a 15-year veteran of the Company and has been instrumental in driving its sales growth since NextGen's inception.  I understand that Mr. Shultz resigned due to changes in the Company's direction, in particular, the decision to split the sales team at a time when the market is demanding an integrated solution to inpatient and ambulatory electronic technology needs.

Mr. Shultz's departure bears out my warnings to the Company's CEO and CFO that critical employees may decide to leave the Company.  It may be a harbinger of future management defections unless decisive action is taken to change the internal environment at the Company.

IT IS TIME FOR A CHANGE IN BOARD LEADERSHIP.

Further, as I previously informed you on July 20, Steve Puckett had been named Chief Technology Officer of the Company.  On July 24, the Company stated "…the scope of the CTO role and related matters are still being finalized."  The very next day, in the first three minutes of the board meeting and without an agenda item, a majority of the directors approved Mr. Puckett's position as CTO.  Apparently it did not take long to finalize the remaining details, yet the Company has not updated you on this key development, either.

Yesterday the Company outlined a strategic direction for the Company, but the board of directors did not see or approve this strategy. Who approved this strategy?  Does management believe the Company has no working board?  More importantly, who will execute this strategy?  Since the announcement of Patrick Cline's resignation as President and Chief Strategy Officer of the Company in August 2011, the Company's stock price has dropped more than 60%.  What will happen with the departure of an additional critical member of the management team?

IT IS NOT TOO LATE TO VOTE THE GOLD PROXY CARD.  If you already voted the white proxy card, you can revoke it by voting and returning the GOLD proxy card TODAY.

Many of the facts stated in my proxy materials, including my letters to shareholders and website, totally contradict statements in the Company's proxy materials.  I am confident of the accuracy of the information contained in my proxy materials.  I find it irrational to believe that the Company was not aware of its misstatements, but it rather has made inaccurate and misleading statements in its public filings in an effort to divert your attention from its poor financial performance.

The recent events detailed above, in addition to those described in my proxy materials (available at www.abetterqsii.com), demonstrate that change at the board level is imperative.  My slate of nominees, Murray F. Brennan, M.D., Patrick B. Cline, Thomas R. DiBenedetto, Ian A. Gordon, Lieutenant General (Ret) John "Mike" McDuffie, and John "Jack" Mueller, in addition to myself, will be a truly independent board that will work with management and the Company's sales force to address the issues that confront them.   My nominees and I are enthused about the potential of the Company and will strive to be a proactive board to protect and enhance your investment in the Company.

My nominees have unanimously decided, if our slate constitutes a majority of the board following the annual shareholders' meeting, that Lieutenant General (Ret) John "Mike" McDuffie, Vice President of Americas Services, Sales and Business Development covering the United States, Canada, and Latin America at Microsoft Corporation, one of the world's leading technology companies, should serve as non-executive chairman of the board.

Please read the definitive proxy statement and other materials posted at www.abetterqsii.com and carefully consider the compelling slate of nominees I have nominated for election at Quality Systems' annual shareholders' meeting this coming Thursday, August 16, 2012.  The time is now to call AST Phoenix Advisors at (800) 581-4729 for information on how to vote the GOLD proxy card.

Sincerely,

Ahmed D. Hussein